As Filed with the Securities and Exchange Commission on July 30, 1997

                                                    Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              HIREL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                          65-0666239
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                             6505 S.W. 16th Terrace
                          Pompano Beach, Florida 33069
                                 (954) 942-5390
                  ---------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                               Vincent Montelione
                              650 S.W. 16th Terrace
                          Pompano Beach, Florida 33069
                                 (954) 942-5390
                  ---------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                  ---------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] ----------.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ----------.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


                                                Proposed             Proposed
                                                Maximum              Maximum
  Title of                 Amount               Offering             Aggregate              Amount of
Shares to be               to be                Price Per            Offering               Registration
 Registered                Registered           Share (1)(2)         Price (1)(2)           Fee
========================================================================================================
Common Stock,
$.001 par value
per share                  1,041,666             $2.91                 $3,031,248            $918.56
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

(2) The maximum offering price is estimated based on the average of the low and high sales prices for the Common Stock as reported on the NASDAQ SmallCap Market System on July 25, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   Subject to Completion, dated July 30, 1997

PROSPECTUS
                                1,041,666 Shares

                              HIREL HOLDINGS, INC.

         The 1,041,666 shares (the "Shares") of Common Stock, par value $.001 per share ("Common Stock") offered hereby are being sold by the selling stockholders (the "Selling Stockholders") of Hirel Holdings, Inc. (the "Company"), if at all, on a delayed basis. The 1,041,666 Shares are issuable upon conversion of 5% convertible debentures dated June 5, 1997 ("Debentures") held by the Selling Stockholders.

      The Common Stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbols "HIRL". On July 25, 1997 the closing price on NASDAQ for the Common Stock was $3.00.

                      ------------------------------------

                      THESE SECURITIES ARE SPECULATIVE AND
                         INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" AT PAGES 5 THROUGH 19.

                      ------------------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


                  The date of this Prospectus is July 30, 1997

                          [Front Cover Page Continues]

         The securities registered hereby may be sold from time to time in one or more transactions that may take place on the over-the-counter market, including ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. Expenses of this offering, other than fees and expenses of counsel to the selling securityholders and selling commissions, will be paid by the Company. The Company will pay all offering expenses for the offering, estimated at approximately $12,500 including (i) filing fee ($946.97);
(ii) legal fees and expenses ($5,000.00); (iii) accounting fees and expenses ($2,500.00); (iv) printing expenses ($3,000.00); and (v) miscellaneous expenses ($1,053.03), but will not pay any discounts or commissions incurred by selling stockholders in connection with the sale of their shares of Common Stock.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http//www.sec.gov.

         The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the resale of the securities described herein. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
AVAILABLE INFORMATION............................................................     2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................................     4

RISK FACTORS.....................................................................     5

USE OF PROCEEDS..................................................................    19

THE COMPANY......................................................................    19

SELLING STOCKHOLDERS ............................................................    37

PLAN OF DISTRIBUTION.............................................................    38

DESCRIPTION OF SECURITIES........................................................    39

LEGAL MATTERS....................................................................    42

EXPERTS..........................................................................    42

INDEMNIFICATION..................................................................    42

         The Common Stock is traded on the NASDAQ SmallCap Market ("NASDAQ") under the symbols "HIRL". The low and high prices of the Common Stock as reported on the NASDAQ on July 25, 1997 were $2.75 and $3.06, per share, respectively.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.


                      ------------------------------------

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      ------------------------------------

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and distributes quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996.

         (b) Quarterly Report of the Company on Form 10-QSB for the quarter ended March 31, 1997.

         (c) The Company's current reports on Form 8-K dated February 7, 1997; June 18, 1997; and July 23, 1997.

         (d)   All reports and documents filed by the Company pursuant to
               Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Hirel Holdings, Inc. at the Company's principal executive office, 650 S.W. 16th Terrace, Pompano Beach, Florida 33069, Telephone (954) 942-5390.


                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SHARES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

Limited Operating History; Newly Acquired Businesses

         The Company was organized in May 1996 and has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in industries characterized by emerging markets and intense competition. Accordingly, there can be no assurance that the Company will be able to successfully manage its operations or that failure to do so will not exacerbate the risks inherent in the establishment of a new business.

Absence of Earnings; Accumulated Deficit; Prior Period Losses; Future Operating Results

         Although the Company achieved increased levels of revenues for the year ended December 31, 1996, the Company also had an increased operating loss of ($1,281,256) from operations and incurred a net loss of ($1,337,386). For the three month period ended March 31, 1997, the Company had a loss from operations of ($553,729) on total net sales of $6,115,740, as compared to operating income of $141,606 on total net sales of $6,987,066 for the three month period ended March 31, 1996. Sales of computer equipment for the three month period ended March 31, 1997 was only $2,786,430, as compared to $6,662,628 for the three month period ended March 31, 1996. This is primarily attributable to problems associated with Apple Computer, Inc. and the decreased demand for such products. See "Potential Loss of Sources of Supply." The Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's proposed expansion and, accordingly, the Company's future profitability may depend on corresponding increases in revenues from operations. Future events, including unanticipated expenses or increased competition, resulting in decreased demand for the Company's products and services, could have an adverse affect on the Company's operating margins and results of operations. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's future operations will be profitable.

Proposed Expansion; Ability to Manage Growth

         Although the Company intends to pursue a strategy of growth and will seek to expand the range of its products and services and penetrate new geographic markets, the Company has achieved limited growth to date and has limited experience in effectuating rapid expansion or in managing operations which are geographically dispersed. The Company's proposed expansion will be dependent on, among other things, the Company's ability to obtain additional contracts, hire and retain skilled management, financial, marketing, technical and other personnel and successfully manage growth (including monitoring operations and controlling costs). The Company's growth prospects will be largely dependent upon the Company's ability to achieve greater penetration in existing markets as well as to achieve significant penetration in new geographic markets. The Company's prospects could be adversely affected by unfavorable general economic conditions, including any future downturns in the economy, or a decline in the economic prospects of particular customers or segments of targeted markets, which could result in reduction or deferral of expenditures by prospective customers. The Company's future growth will also be dependent upon the Company's ability to adapt its operations to satisfy evolving industry, customer requirements, standards and trends. The Company is also seeking to expand its operations through the possible acquisition of existing companies in businesses which the Company believes are compatible with its business. The Company is presently engaged in identifying candidates for acquisition. The Company has contracted to acquire all of the assets of Jerry's Marine Service of Fort Lauderdale, Inc. and Jerry's Marine Services, Inc., which contract is subject to certain contingencies. See "Business - Recent Developments." The Company has not established any minimum criteria for any acquisition and management will have complete discretion in determining the terms of any such acquisition. There can be no assurance that the Company will be able to successfully expand its operations or ultimately effect any acquisition, or that the Company will be able to successfully integrate into its operations any business which it may acquire. Any inability to integrate into its operations an acquired business, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company. In addition, in the event the Company expands its operations and/or effectuates additional acquisitions, there can be no assurance that the Company will be able to successfully manage its expanded operations or that failure to do so will not exacerbate the risks inherent in the establishment of a new business.

Potential Loss of Sources of Supply

         Historically, a substantial amount of the merchandise purchased by Hirel Marketing, Inc. ("HMI") has included trademarked products manufactured in the United

States and Pacific Rim countries, which products are sold through authorized distributors. Agreements between the manufacturer and the authorized distributor generally provide that the products may only be distributed to authorized dealers or value-added resellers ("VARs") for all of the products it sells, who in turn may only resell such products to end users. In addition, the manufacturers may also require their authorized distributors, and in turn these authorized distributors will require their VARS and dealers to purchase and sell a specified quantity of product. HMI, which is not an authorized dealer, authorized distributor or VAR for Apple Computer, Inc., purchases its products for resale directly from manufacturers, authorized distributors and authorized dealers. The Company believes purchasing its products directly from authorized distributors, dealers and VARs could cause such authorized distributor, dealer or VAR to breach their respective restrictive agreement. Approximately 85% of HMI's purchases of Apple Computer, Inc. products are from authorized distributors, dealers and VARs that are not authorized to sell to HMI. Legal causes of actions which may be brought against HMI and/or the Company in connection with the enforcement of restrictive agreements may include breach of contract, contractual and/or tortious interference, violation of trademarks and violation of copyrights. Although the Company does not believe any legal cause of action will be brought against it or HMI, and is unaware of any claims that have ever been brought in its industry for violating restrictive agreements, in the event a complaint is filed against HMI and/or the Company and the plaintiff therein is successful, HMI and/or the Company may be subject to compensatory and/or punitive damages, and/or equitable relief including injunctive relief. If such legal actions were commenced against the Company and/or HMI, the business of HMI and the Company would be materially affected. Additionally, if such legal actions were commenced and HMI was unable to obtain alternative sources of supply, the business of HMI would be materially adversely affected, the result of which being that the HMI business would likely be closed or discontinued. While manufacturers, distributors or dealers have not sought enforcement of the restrictive provision in the agreements, there can be no assurances that HMI's business will not become the subject of legal actions involving manufacturers, distributors or others.

         The Marine Power Division ("MPD") of HTI manufacturers engines for use in a marine environment. All of the engines currently produced by MPD are based on base engines manufactured by General Motors. General Motors is the dominant manufacturer of base engines for use in a marine environment. Although the Company believes that General Motors intends to continue to supply base engines for MPD and other marine engine producers, there can be no assurance that General Motors will continue to sell engines for use in the marine market, or that they will continue to transact business with MPD. In such event, MPD would be forced to find alternative supplies of base engines. See "Business--Hirel Technologies, Inc.--Vendor Relations and Sources of Supply".

Dependence Upon Major Customers

         No single customer of HMI accounted for more than 8% of the revenues of HMI for the first quarter ended March 31, 1996. In 1994 and 1995 certain customers accounted for more than 10% of sales of HMI. See "Certain Transactions--Related Party Transactions." Because of the nature of the business of HMI, sales to any one customer or groups of customers may be significantly different from year to year and the loss of any one customer has not been material to HMI in any year. Such customers who have accounted for more than 10% of sales for HMI in 1994 and 1995 have not accounted for sales in 1996 and the loss of such customers would not and did not have a material adverse affect on HMI.

         All sales arrangements with Hirel Technologies, Inc. ("HTI") customers are terminable at any time and no customer is obligated to continue to purchase products from HTI. MPD sells marine engines to both distributors and to OEM customers. For the fiscal year ended December 31, 1996, a single distributor, Jerry's Marine Service, accounted for approximately 18% of the sales of MPD. The Company recently executed an agreement to acquire the assets of Jerry's Marine Service of Fort Lauderdale, Inc. and Jerry's Marine Services, Inc. See "Business -- Recent Developments." A single OEM boat manufacturer, Luhr/Mainship, accounted for approximately 20% of total sales. One other distributor, Mack Boring & Parts Company, accounted for approximately 11% of total sales of MPD in 1996, but has recently advised the Company that it will no longer engage in the distribution of gasoline powered engines. Accordingly, MPD must find alternative distribution of its products in order to compensate for the loss of this distributor. Mack Boring & Parts Company recently initiated a lawsuit against the Company. See "Business -- Legal Proceedings." At the present time, a division of HMI has been established known as Hirel Marine and Industrial Supply. The Hirel Marine & Industrial Supply division of HMI is presently engaged in the distribution of engines manufactured by MPD. See "Business-- Hirel Marine and Industrial Supply." The termination by any of the significant customers of MPD or a substantial decrease in purchases made by such customers or other customers would have a material adverse affect upon the business, financial condition and results of operations of the Company and HTI.

         The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with HTI. In such an event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing of which there is not assurance.

Possible Need for Additional Financing

         The Company has funded its operations and other capital needs since its incorporation from operations, the proceeds of its initial public offering and private financing. The Company anticipates it will require additional funds for its future expansion, operating costs and working capital. In the event that the Company needs additional financing to fund its operations and capital needs, there can be no assurance that such financing will be available, or that it will be available on acceptable terms.

Fluctuations of Customer Purchases

         At the current time, most of the customers of HMI and HTI order products for immediate delivery. Therefore, a significant amount of net sales for each of HMI or HTI in each quarter results from orders received in that quarter. MPD receives forecasts from its OEM customers as to the number of engines that they anticipate they will require during the ensuing three to six month period. MPD will acquire inventory in sufficient volume so as to be able to fulfill the anticipated needs of its customers. However, such forecasts do not constitute firm purchase orders, and there may be fluctuations both as to the number of engines ordered and the timing of such orders. Accordingly, the quarterly net sales and operating results at the present time for HMI and HTI may vary significantly as a result of, among other things, the volume and timing of purchases received during a quarter, variation in sales mix of products, increased competition, announcement or introductions of new products, changes in costs of products, availability in products, and changes in economic or other conditions effecting customers and/or users of the products. The computer and electronics distribution industries has been effected historically by general economic down turns, which have had an adverse economic effect upon manufacturers and distributors of computer products. In addition, the life cycle of existing computer products and the timing of new product development and introduction can effect demand for such products. Accordingly, the historical financial performance of HMI and HTI is not necessarily a meaningful indicator of future results and, in general, management expects that the financial results of HMI and HTI may vary from period to period.

Uncertainty of Future Operating Results

         The Company sustained operating losses on a consolidated basis for the fiscal year ended December 31, 1996 of ($1,337,386), and the three month period ended March 31, 1997 of ($595,863).

         The Company's operating expenses are expected to increase significantly in connection with the Company's expansion activities. Accordingly, the Company's future profitability will depend upon increasing revenues from operations in order to offset such anticipated increases in expenses. Future events, including unanticipated expenses, increased price competition, unfavorable general economic conditions, product returns and uncollectible accounts, could have an adverse effect on the Company's operating results. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's future operations will be profitable.

Risks Associated with Technological Changes and Development of Products

         Product sales by HTI since inception have been limited. The market for the products developed by HTI is characterized by continued and rapid technological advances requiring ongoing expenditures for research and development and the timely introduction of new products. In order to remain competitive, HTI must respond effectively to technological changes by continuing to enhance and improve its existing products and by successfully developing and introducing new products, including the development of its products for non-marine (primarily automotive) markets. The cost of research and development as well as marketing could be significant particularly as it relates to non-marine (primarily automotive) products. There can be no assurance that HTI will be able to fund, successfully develop, market or support its existing marine products or new products being developed for non-marine (primarily automotive) markets (including the ECM which can control spark), the Fuel Chiller, as defined herein, or the single point metering fuel injector or that HTI will respond effectively to technological changes or new product announcements or introductions by others. In the event that HTI does not enhance and improve its products, the sales of HTI and financial results could be materially adversely effected. General Motors, from time to time, changes the design of the base engines used by MPD. Such changes require MPD to redesign certain bracketry and component parts necessary in order to manufacture engines for end use. Further, it creates problems with respect to the use of base engines already in inventory. This results in increased expenditures for MPD, and there is no assurance that there can be increased prices charged for the engines to adequately compensate for such additional expenditures. See "Business--Hirel Technologies, Inc.--Research and Development".

         In addition, the market for information technology are characterized by rapidly changing technological and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, the Company's success is dependent upon its ability to anticipate technological changes in the industry and to continually identify, obtain and market new products that satisfy evolving industry and customer requirements. There can be no assurance that competitors will not market products which have perceived advantages over the products that HMI distributes or which render the products currently sold by HMI obsolete or less marketable. Sudden technological changes, upon wide spread commercial introduction, could materially change the types of products sold by HMI and its vendors and result in significant price competition. There can be no assurance that the Company's existing customers or new customers will be willing, for financial or other reasons, to purchase new equipment (which HMI might include in its inventory) or that product obsolescence will not result in significantly increasing inventories of unsold products. Moreover, complex hardware could contain defects which become apparent subsequent to wide spread commercial use resulting in product recalls and returns. See "Business--Hirel Marketing, Inc."

Risks Associated with Extended Repayment Arrangements

         The Company provides extended repayment arrangements to its customers and, particularly in the case of MPI, may extend credit terms to OEM's and manufacturers. Furthermore, to the extent that certain of the Company's customers who received the Company's extended repayment arrangements experience financial difficulties, collection of the accounts receivable could be adversely affected, which may have an adverse effect on the Company. There can be no assurances that the Company's customers who received, or will receive, extended repayment arrangements will be able to fulfill their obligations timely, if at all, or that the Company will not need the funds for its operations, which could have an adverse effect on the Company's financial condition and business operations.

Distribution Risks

         Both HMI and MPD are dependent upon the continued viability and financial stability of their customers. In addition, there is an increasing number of vendors competing for access to distributors which could adversely effect HMI's ability to maintain its existing relationships with its customers or which could negatively impact sales to such customers. There can be no assurance that HMI or MPD will be successful in maintaining or increasing an effective distribution and customer support system. See "Business--Sales and Marketing."

Risks that Relationships with Vendors will not be Maintained

         All of HMI's inventory has and will be purchased from manufacturers, VARs and dealers with whom HMI has not entered into distribution agreements. There can be no assurance that HMI will be able to continue purchasing from any manufacturer, VAR or dealer. While the Company does not believe that the loss of any one vendor would have a material adverse impact upon HMI since most products sold by HMI are available from multiple sources, HMI's future success will depend in large part on maintaining relationships with existing vendors and developing new relationships. Similarly, all of MPD's inventory has and will be purchased from manufacturers with whom MPD has not entered into long-term supply agreements. Although the loss of any one vendor for many of the component parts of engines sold by MPD would not have a material adverse impact upon MPD, because of the dominance of General Motors in the manufacturing of base engines for use in a marine environment, the loss of General Motors as a supplier would have a material adverse impact upon MPD. MPD's future success will depend in large part on maintaining its relationship with General Motors. The loss or significant disruptions in relationships with vendors could have a material adverse effect on the Company's business. See "Business--Vendor Relationships."

Related Party Transactions and Potential Conflicts of Interest

         Since inception Vincent Montelione and the various related companies, including HMI, HTL, SCV and Cutler have engaged in related party transactions. While it is generally believed that these transactions were on terms that were fair and reasonable, such transactions were not at arms length. Other than disclosed herein, the Company presently does not intend to engage in future purchases, sales or loans with related parties.

         The Company periodically advances funds to its principal stockholder on a very short term basis. These loans are non-interest bearing with no formal repayment terms. As of December 31, 1996 and 1995, the balance due on these loans was $21,025 and $0, respectively. Subsequent to year end, $17,950 of the balance due at December 31, 1996 was repaid. The Company also makes advances to enterprises controlled by its principal stockholder. As of December 31, 1996 and 1995, the balance due from related parties including interest was $524,817 and $223,104, respectively. The related party loans are due on December 31, 1997, and bear interest at prime. Interest receivable of $34,063 and $3,264 and interest income of $30,942 and $3,264 on those loans as of December 31, 1996 and 1995, respectively, is reflected in the financial statements of the Company. Included in the balance due from related parties as of December 31, 1996 are receivables acquired from related parties in the amount of $162,044 in conjunction with the MPI acquisition.

         During the year ended December 31, 1995, HMI had sales of approximately $2,500,000 to a company in which Vincent Montelione was the sole stockholder. During the six months ended June 30, 1996 and the year ended December 31, 1995, Vincent Montelione received Subchapter S distributions from HMI of approximately $260,857 and $543,123, respectively. During the six months ended June 30, 1996, HTL made distributions of $123,460 to its general partner, SCV, Ltd., which in turn made a distribution to Vincent Montelione, a limited partner of SCV, Ltd., in the amount of $80,000.

         HMI and HTI sublease from CIS approximately 5,000 square feet of office space and 11,000 square feet of warehouse space in two adjacent buildings in North Miami Beach, Florida. While it is believed that the sublease is fair and reasonable, such lease was not entered into at arms length. CIS leases the office and warehouse space from an unaffiliated landlord which lease was determined by arms length negotiations. HMI pays approximately $3,100 per month for the office and warehouse space it occupies. HTI pays approximately $6,000 per month on the space it occupies. The lease expired in April, 1997.

         During the year ended December 31, 1996, HTI paid Fenco Tool & Die, Ltd., a Florida limited partnership controlled by Vincent Montelione and Gregory
S. Fenech through their ownership of the stock in the corporate general partner, approximately

$160,000 for the machining of certain components of its products. During the year ended December 31, 1996, HTI paid its president $60,000 in consulting fees.

         During the year ended December 31, 1996, the Company paid royalties of $14,935 under a royalty agreement on certain patents covering six components of its products to a company controlled by the Company's principal stockholder. Under the agreement, royalties are calculated as a percentage, ranging between 5% and 10%, of net selling price as defined in the agreement. Royalty payments are due quarterly under the agreement which runs for 50 years.

         MPD conducts its operations at a facility in Ponchatola, Louisiana that is leased from AA Land Development, Inc., a corporation owned by W.E. Allbright, Jr. who is the Chief Executive Officer of MPD. The rental payment is $4,000 per month, and the lease extends through January 4, 2008 (inclusive of all renewal options). The lease contains a provision for adjustment based on increases in the consumer price index. As of June 30, 1997, AA Land Development, Inc. was indebted to the Company in the amount of $18,000.

         MPD sells engines to Commercial Marine Sales & Service, Inc. ("CMSS"), a distributor based in Louisiana in which W.E. Allbright, Jr. is a 70% shareholder. As of June 30, 1997, CMSS was indebted to MPD for $323,267.30 in trade receivables, and an additional $123,866 which is evidenced by a Promissory Note bearing interest at ten (10%) percent. Sales to CMSS for 1996 totaled approximately $605,000.

         With respect to the HMI and HTI acquisitions, no specific principle was followed in ascribing value to the stock issued and except for valuation of the Company for pricing of the investment by the bridge investors which was determined in part by negotiation between the Company's underwriter and Vincent Montelione, and the participation by Herbert D. Katz, as Trustee, which was determined in negotiations between Herbert D. Katz, as Trustee, and the Company, the terms of the acquisitions were determined without arm's length negotiations. As to the acquisition of the assets from Cutler, which likewise was determined without arms length negotiations, consideration was given to consultation with an independent appraiser, as well as attributing some value to the intellectual property rights (the value of which was discounted by the appraiser because of the lack of an income stream attributable to such intellectual property rights, and because the appraisal was made on a liquidation basis). In each of these transactions Vincent Montelione or his affiliates represented, in whole or in part, the interests of both the Company and HMI or HTI and accordingly there was a conflict of interest between Vincent Montelione and other parties in the transactions who were not affiliates of Vincent Montelione.

         On or about July 21, 1996, substantially all the operating assets of Hirel Technologies Ltd. ("HTL"), a Florida limited partnership, the partners of which are SCV, Ltd. (90%) and Herbert D. Katz, as Trustee (10%), were contributed to HTI, and following distribution of such shares in HTI to the partners of HTL, the outstanding shares of HTI were exchanged for shares of the Company. SCV Holdings, Inc., Vincent Montelione and Gregory Fenech own 1%, 89.1% and 9.9%, respectively, of SCV, Ltd. Vincent Montelione and Gregory Fenech, director and Vice President of the Company, own 90% and 10%, respectively, of SCV Holdings, Inc. As part of the acquisition of the assets of HTI, the Company has agreed to issue to the former partners of the predecessor of HTI performance options (the "HTI Options"), exercisable at $6.00 per share, in the aggregate amount of 3,000,000 options, as follows: (i) 1,000,000 options if HTI has pre-tax earnings of $1,000,000 in any fiscal year, (ii) an additional 1,000,000 options if HTI has pre-tax earnings of $2,000,000 in any fiscal year, and (iii) an additional 1,000,000 options if HTI has pre-tax earnings of $3,000,000 in any fiscal year. In addition, as part of the acquisition of the assets of HTI, the former partners of HTL entered into a Technology Assignment and Royalty Agreement ("Royalty Agreement") and pursuant thereto will receive an aggregate amount of the following royalties on the gross revenues of four (4) devices sold by the Company or HTI (i) Manifold/Throttle Body (5%), (ii) Electronic Control Unit (10%), (iii) Single Point Metering (7 1/2%), and (iv) Fuel Chiller (condenser) (7 1/2%). In the event the aggregate amount of the 3,000,000 HTI Options are issued, Vincent Montelione, as Trustee, will receive 60% thereof, Herbert D. Katz, as Trustee, will receive 10%, and SCV, Ltd. will receive 30% thereof. In the event any of the royalties are paid pursuant to the Royalty Agreement, SCV, Ltd. will receive 90% and Herbert D. Katz, as Trustee, will receive 10%.

Nasdaq Requirements; Penny Stock; Additional Requirements on Broker-Dealer Sales of Securities

         The Company's Common Stock is included on the NASDAQ SmallCap Market system. The continued listing criteria include (a) that a company has net tangible assets of at least: (i) $1,000,000; or (ii) $2,000,000 if the issuer has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; or (iii) $4,000,000 if the company sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (b) a market value of the publicly held shares of $1,000,000, and (c) a minimum bid price of $1.00 per share of Common Stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain in the NASDAQ system if the market value of its public float is at least $3,000,000 and the issuer has $4,000,000 of total assets. If the Company became unable to meet the continued listing criteria of the NASDAQ system and became delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the Over the Counter Market in the so-called "pink sheets" or, if the available, the electronic bulletin board administered by the National Association of Securities Dealers, Inc. (the "NASD"). As a result, an investor would likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities. If the Company's securities were delisted from the NASDAQ system, they may become subject to Rule 15c2-6 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which imposes additional sales practice requirements on broker/dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by this Rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the Rule may effect the ability of broker/dealers to sell the Company's securities and may effect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

         The Securities and Exchange Commission (the "Commission") has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule mandated by the Commission relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker/dealer and the registered representative in current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on the NASDAQ system and have certain price and volume information provided on a current and continuing basis, or meet certain minimum net tangible assets for average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the 1934 Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker/dealer or participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.


Substantial Competition

         The Company encounters substantial competition from domestic businesses. Nearly all of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company may be at a substantial competitive disadvantage in the conduct of its business. See "Business."

Absence of Outside Directors

         Presently each of the directors of the Company are also officers of the Company and, accordingly, there are no outside directors. Accordingly, the views of persons other than members of management may not be fully represented at meetings of the Board of Directors.

Liability for Product Warranties

         Customers of HMI are not given nor is it purported that they are given a warranty from Apple Computer, Inc. on the products they purchase from HMI. The Warranty from Apple Computer, Inc. does not extend to customers of HMI since HMI is not an authorized distributor, dealer or VAR. HMI, however, offers the identical warranty to its customers as that warranty which would be given by Apple Computer, Inc. or any other manufacturer (if HMI is not an authorized dealer). Although HMI has no significant warranty claims to date, no assurance can be given that it will not be requested to honor the warranties in the future which in certain circumstances would have a materially adverse affect on HMI.

         Customers of MPD are given a warranty on the engines purchased from MPD. Although MPD reserves on its balance sheet for expenses associated with providing warranty service, no assurance can be given that the amount reserved for on the balance sheet will be sufficient in order to honor all warranty claims.

No Assurance of Future Profitability or Payment of Dividends

         The Company has not paid any cash dividends on its Common Stock to its stockholders. No assurance can be given that the future operations of the Company or its subsidiaries will be profitable. Should the operations of the Company or its subsidiaries become profitable, it is likely that the Company or its subsidiaries would retain much or all of the earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, but may consider the payment of dividends at some time in the future. See "Description of Securities Dividend Policy."

Dependence Upon Major Manufacturers

         Substantially all of the products distributed by HMI are manufactured by Apple Computer, Inc. or are peripherals manufactured by others for products manufactured by Apple Computer, Inc. See "Business." Substantial dependence on one manufacturer subjects HMI to significant financial risk in the operation of its business should such manufacturer terminate, for any reason. In such an event, the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there is no assurance. Apple Computer, Inc. has reported losses from operations during its recent fiscal reporting periods, and the media has reported extensively on both the problems faced by Apple Computer, Inc. and the responses to those problems suggested by the management of Apple Computer, Inc. The Company believes that the large installed base of products manufactured by Apple Computer, Inc. will continue to generate demand for additional products and upgrades. Further, Apple Computer, Inc. has announced its intentions to license, on some basis, the operating system developed by Apple Computer, Inc. The Company believes that the actions proposed to be taken by Apple Computer, Inc. will have a positive effect on the business of the Company. No assurances can be given, however, that Apple Computer, Inc. will continue to generate demand for its products and upgrades in the future, nor if it does that the Company will be positively affected.

         Substantially all of the products manufactured by MPD are based upon base engines manufactured by General Motors. Substantial dependence on one manufacturer subjects MPD to significant financial risk in the operation of its business should General Motors terminate its relationship with MPD. In such an event, the financial condition of the Company may be adversely affected, and there can be no assurance that MPD can obtain an alternate source of base engines.

Potential Compensation Expenses

         The share exchange agreement with HTI provides for the issuance of options to purchase shares of the Company's Common Stock at $6.00 per share which options shall be earned as follows: (i) 1,000,000 options if HTI has pre-tax earnings which equals or exceeds $1,000,000 in any fiscal year, (ii) an additional 1,000,000 options if pre-tax earnings equals or exceeds $2,000,000 in any fiscal year, and (iii) an additional 1,000,000 options if pre-tax earnings equals or exceeds $3,000,000 in any fiscal year. In addition, the employment agreement for Vincent Montelione provides for the issuance of options to purchase shares of the Company's Common Stock at $6.00 per share which options shall be earned as follows: (i) 500,000 options if HMI has pre-tax net earnings in excess of $1,000,000 in any fiscal year, (ii) an additional 250,000 options if HMI has pre-tax net earnings in excess of $1,500,000 in any fiscal year,
(iii) an additional 250,000 options if the HMI has pre-tax net earnings in excess of $2,000,000 in any fiscal year, (iv) an additional 250,000 options if HMI has pre-tax net earnings in excess of $2,500,000 in any fiscal year, (v) an additional 500,000 options if HMI has pre-tax net earnings in excess of $3,000,000 in any fiscal year, and (vi) an additional 300,000 options if HMI has pre-tax net earnings in excess of $4,000,000 in any fiscal year. If the aforementioned earnings are achieved, the Company will recognize compensation expense equal to the difference between the fair market value of the options when earned and the exercise price of the options of $6.00 per share. The issuance of the options is likely to result in substantial compensation expense to the Company in future years.

Dependence on Management

         The Company's business is principally dependent on certain key management personnel for the operation of its businesses. In particular, Vincent Montelione has played the primary role in the promotion, development and management of the Company. The Company has entered into an employment agreement with Vincent Montelione. Under this agreement, Vincent Montelione is to be paid an annual salary of $150,000 per year with annual increases of 10% per year for the length of the agreement and is to be paid an annual bonus each year of the agreement equal to 5% of the Company's consolidated earnings before income taxes, depreciation and amortization in excess of $1,000,000. The Company does not intend to obtain key man life insurance on Vincent Montelione, but will obtain key man life insurance on certain key engineers of HTI. If the employment by the Company of Vincent Montelione terminates, or he is unable to perform his duties, the Company may be substantially affected.

         HTI has entered into an Employment Agreement with W. E. Allbright, Jr., the Chief Executive Officer of MPD, and HMI has entered into an Employment Agreement with Michael Duggan, as President of HMI.

Voting Control; Potential Anti-Takeover Effect

         Vincent Montelione, the Company's President, Chief Executive Officer and Chairman of the Board, beneficially owns, individually and as Trustee, and through SCV, Ltd. approximately 30% of the Company's Common Stock. Likewise, members of management (inclusive of Montelione) will be able to exercise control. Accordingly, such persons may be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, to elect all of the directors of the Company and to control the Company's affairs. This voting control may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change of control.

Limitation on Director Liability

         As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware

General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty than as existing prior to the enactment of the laws.

Additional Authorized Shares Available for Issuance May Adversely Affect the Market

         Sales of substantial numbers of additional shares of Common Stock of the Company, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of the date hereof, 5,208,750 shares of Common Stock are outstanding. As of the date hereof, of the outstanding shares, 2,068,750 shares are tradeable in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of Common Stock purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

                                 USE OF PROCEEDS

         No proceeds will be obtained by the Company from the conversion of the 5% convertible debentures or the sale of the underlying shares of Common Stock.

                                   THE COMPANY

Overview

         Hirel Holdings, Inc. (the "Company") was incorporated in the State of Delaware on May 1, 1996 for the purpose of acquiring the business of Hirel Marketing, Inc., a Florida corporation ("HMI") and Hirel Technologies, Inc., a Florida corporation which is a successor to Hirel Technologies, Ltd., a limited partnership (collectively "HTI"). Hirel Technologies, Ltd. was organized in October 1995 to acquire from its sole general partner substantially all of the operating assets and intellectual property rights of Cutler Induction Systems, Inc., which through October 23, 1995 was engaged in the development and sale of fuel injection systems for marine engines. In describing HTI herein and financial results of the operations of HTI, the term "HTI" shall include Cutler Induction Systems, Inc.

         On July 22, 1996 the Company successfully completed its initial public offering of 1,063,750 shares of its common stock at $6.00 per share and completed Share Exchange Agreements and the related acquisitions of HMI and HTI which became wholly-owned subsidiaries of the Company on that date.

         HMI is a distributor of microcomputer hardware, peripherals and related communication products to VARs and dealers in the United States, Europe, and the Pacific Rim countries. HTI develops and sells products designed to enhance the performance of fuel injection systems.

         On January 24, 1997, the Company completed its acquisition of substantially all of the assets of Marine Power, Inc. ("MPD") effective December 31, 1996. MPD, which is operated as a division of HTI, is engaged in manufacturing and marketing engines for the marine after market and original equipment manufacturers. On January 10, 1997, HTI acquired all of the assets of Fenco Tool & Die, Ltd., and a division of HTI known as Hirel Tool & Die ("HTD") is presently engaged in the tool and die business. As used herein, the description of the business of HTI shall refer to the development and sale of fuel injection system only, and the businesses of MPD and HTD are separately discussed.

         On July 8, 1997, the Company entered into an agreement ("Agreement") to acquire all of the assets, liabilities and contracts of Jerry's Marine Service of Fort Lauderdale, Inc., a Florida corporation, and Jerry's Marine Services, Inc., a South Carolina corporation (collectively "JMS"). JMS is a distributor of marine engines and parts. In consideration for the assets of JMS, the Company will pay $8,000,000, payable $5,000,000 in cash at closing, and the remaining purchase price represented by a promissory note payable in $1,000,000 increments at 12, 24 and 36 months following closing, together with interest thereon at the prime rate plus one percent. Various liabilities of JMS will be assumed by the Company, including loans payable to the shareholders of JMS totaling approximately $750,000. The Promissory note will be secured by a security interest in the purchased assets. If the audited net asset amount exceeds $4,500,000 the purchase price will be increased by an amount of such excess, not to exceed two million ($2,000,000) dollars, which will be paid in cash. The closing date and time will be mutually agreed upon by both parties, but in all events not later than 60 days following the completion of the audit. The Company anticipates the closing to occur in the beginning of the fourth quarter. It is contemplated that the Agreement will be assigned to a wholly-owned subsidiary of the Company prior to closing. If the audited net asset amount is less than $4,500,000, the Company is under no obligation to close on the acquisition of JMS.

         As a result of the recent acquisitions, the focus of the Company and efforts of management will be to further develop the business of HTI and a substantial amount of Company resources will be devoted to the HTI business. The Company believes that its growth and profitability will be enhanced by an emphasis of the HTI business.

         On June 5, 1997, the Company entered into 5% Convertible Debenture Purchase Agreements pursuant to which the Company issued 5.0% Convertible Debentures

("Debentures") and an aggregate of 35,710 Warrants to purchase shares of the Company's Common Stock to three investors for an aggregate purchase price of $2,500,000. The Company will use the proceeds of the sale of the Debentures for working capital purposes. The holders of the Debentures are entitled, at their option, at any time commencing (a) on the earlier of ninety (90) calendar days after the closing date, or upon the effective date of a registration statement registering the underlying shares of Common Stock to convert one-half (1/2) of the original principal amount of the Debentures into shares of the Company's Common Stock at a conversion price of seventy nine (79%) percent of the average closing bid price of the Common Stock as reported by NASDAQ or on other securities, exchanges or markets on which the Common Stock is listed for the previous five (5) trading days ending on the day before the conversion or $4.50, whichever is the lesser, and (b) on the earlier of one hundred twenty (120) calendar days after the closing date, or thirty (30) days from the effective date of a registration statement registering the shares of Common Stock underlying the Debentures to convert the remaining portion of the original purchase amount of the Debentures and shares of the Company's Common Stock at a conversion price of seventy nine (79%) percent discount from the average closing bid price of the Common Stock as reported by NASDAQ or on other securities, exchanges or markets on which the Common Stock is listed for the previous five
(5) trading days ending on the day before the conversion or $5.00 per share whichever is lesser. The maximum amount of shares of Common Stock that the holders of the Debentures are entitled shall not exceed 1,041,666 shares.
After such amount of shares is reached, the Company must then repay the remaining balance of Convertible Debentures by issuing a four (4) month term note at one hundred twenty (120%) percent of the face amount of the Debentures.

         As a result of the conversion feature of the Debentures and the imputed interest costs of the Warrants, the Company will have a charge against earnings of approximately $753,000 in accordance with generally accepted accounting standards.

         The Company's executive offices are located at 650 SW 16th Terrace, Pompano Beach, FL 33069, and its telephone number is (954)942-5390.

HIREL MARKETING, INC.

General

         HMI is a distributor of microcomputer hardware, peripherals and related communication products to (i) resellers, commonly known in the industry as value-added resellers ("VARS"), who are able to offer additional value to the products by offering to the reseller's purchasers complimentary products and services to the products sold by HMI, and (ii) dealers in the United states, Europe and the Pacific Rim countries. HMI purchases its products directly from manufacturers, distributors and dealers in large quantities and sells to an active base of over 2,000 established customers. HMI emphasizes immediate turnover of products thereby creating available funds for constant purchasing and reducing warehouse, labor and other expenses. The Company offers manufacturers, distributors, VARS and dealers the ability to reach consumers on a cost efficient basis. HMI has historically concentrated on purchasing large quantities of low-end to middle-range type products which generally sell at low-margin returns.

         HMI provides its customers with microcomputers, disk drives, printers, monitors, terminals, plug-in-boards and related products. HMI also distributes certain software packages which support and are included in selected computer sales. To compliment its distribution activities, HMI provides technical assistance to its customers by telephone at no charge.

Industry

         HMI believes that the microcomputer products industry is well-suited for wholesale distribution. The large number and diversity of resellers make it cost-efficient for manufacturers to rely on wholesale distributors for at least some portion of their distribution. Similarly, due to the large number of manufacturers, resellers often cannot efficiently establish direct purchasing relationships and instead rely on wholesale distributors, such as HMI, to satisfy a portion of their product needs.

         As a result of the use of open systems and the off-the-shelf components, computer hardware and software products are increasingly viewed as commodities. The resulting price competition has prompted manufacturers and vendors to rely on more cost-efficient methods of distribution. This, coupled with shorter life cycles, has benefited distributors like HMI which offer vendors an efficient mechanism for distributing their products.

Vendor Relations and Sources of Supply

         Generally, a manufacturer will require their authorized distributors, and in turn, these authorized distributors will require their VARS and dealers, contractually to purchase and sell a specified quantity of product. HMI does not maintain exclusive supplier agreements with its suppliers requiring it to purchase or sell a specified quantity of product or restricting it from selling similar products manufactured or distributed by competitors and therefore, is not an authorized distributor or dealer. As a result, HMI has the flexibility to terminate or curtail purchases of one product or product line in favor of another product or product line due to over production of products by manufacturers, rapid technological changes in the industry, pricing considerations and customer demand. HMI's market presence enables it to purchase from manufacturers, VARS and dealers large quantities of products at competitive prices that it can resell to other VARS and dealers at competitive prices.

         Historically, a substantial amount of the merchandise purchased by HMI has included trademarked products manufactured in the United States and Pacific Rim countries, which products are sold through authorized distributors. Agreements between the manufacturer and the authorized distributor generally provide that the products may only be distributed to authorized dealers or VAR for all of the products it sells, who in turn may only resell such products to end users. In addition, the manufacturers may also require their authorized distributors, and in turn these authorized distributors will require their VARs and dealers to purchase and sell a specified quantity of product. HMI, which is not an authorized dealer, authorized distributor or VAR, purchases its products for resale directly from manufacturers, authorized distributors and authorized dealers. While the Company does not believe that purchasing directly from the manufacturers would violate any restrictive agreement, the Company believes purchasing from or selling to authorized distributors, dealers and VARs' could cause such authorized distributor, dealer or VAR to breach their respective restrictive agreement. For the year ended December 31, 1996, approximately 85% of HMI's purchases of Apple Computer, Inc. products were from authorized distributors, dealers and VARs that are not authorized to sell to HMI. Legal causes of actions which may be brought against HMI and/or the Company in connection with the enforcement of restrictive agreements may include breach of contract, contractual and/or tortuous interference, violation of trademarks and violation of copyrights.

         Although the Company does not believe any legal cause of action will be brought against it, in the event a claim is filed against HMI and/or the Company and the plaintiff therein is successful, HMI and/or the Company may be subject to compensatory and/or punitive damages, and/or equitable relief including injunctive relief. While manufacturers, distributors or dealers have not sought enforcement of the restrictive provision in the agreements, there can be no assurances that HMI's business will not become the subject of legal actions involving manufacturers, distributors or others.

         HMI believes that authorized distributors, dealers and VARs choose to purchase from and sell to HMI in violation of their respective authorization agreements primarily as a result of their inability to dispose of all of their excess inventory or obtain enough desirable products cost effectively through authorized distribution channels. Authorization agreements require the distributors, dealers and VARs to purchase and/or sell, as the case may be, a specific quantity of product at specified prices. HMI provides authorized distributors, dealers and VARs with the ability to dispose of excess products or obtain desired products cost effectively.

         Subsequent to the effective date of the Initial Public Offering, HMI has become an authorized dealer for IBM, Motorola and Adobe software.

         HMI finances its inventory from its working capital or from a line of credit which secures letters of credit to acquire inventory. HMI has the option to pay the letters of credit upon presentation or to finance them for up to ninety (90) days.

Products

         Substantially all of the products distributed by HMI were manufactured by Apple Computer, Inc. or are peripherals for Apple Computer, Inc. As noted above, however, HMI has recently become an authorized dealer for IBM, Motorola and Adobe software products. No determination has been made as to how much of such products will be distributed.

         HMI distributes its products on a non-exclusive basis without geographic restriction and without entering into the industry manufacturer-distributor agreements for authorization to purchase and sell the products. The following products are distributed by HMI:

         Microcomputers: HMI distributes desk top and lap top personal computers.

         Local Area Networks and other Communication Products: Local area networks ("LANS") allow communications among microcomputers.

         Disk Drives: As computer users seek to store and manage increasing volumes of data, their demand for such data storage devices rise accordingly. HMI markets hard disk drives and optical disk storage sub-systems.

         Printers: HMI markets non-impact technologies such as laser printers and ink jet printers, and, to a lesser extent, dot matrix and daisy wheel printers.

         Monitors and Terminals: HMI distributes monitors, including high resolution colored monitors, and terminals.

         Plug-in Boards: Many manufacturers build their computers with an architecture featuring open slots that accept the plug-in boards or add on modules of their manufacturers. Among other functions, these enhancement products may provide additional memory and monochrome or color graphics to the personal computer, as well as communications with mini-computers, main frame computers, or other micro-computers.

         HMI distributes certain software which support and are included in selected computer sales.

         HMI intends to seek sources other than Apple Computer, Inc. for its products. No assurances are made, however, that alternate sources for its products will be available.

Product Warranties

         Purchasers of HMI products that are not purchased directly from manufacturers, authorized distributors or VARs do not receive the manufacturer's warranty on the products they purchase from HMI. The manufacturer's warranty does not extend to HMI purchasers since HMI is not an authorized distributor, dealer or VAR. HMI provides, however, the identical warranty to its purchasers as that warranty which would be given by the manufacturer. HMI provides a one year warranty to its purchasers on parts and labor on all the products it sells. Although HMI has had no substantial warranty claims to date, no assurance can be given that it will not be requested to honor the warranties in the future in certain circumstances could have materially adverse affect on HMI.

Customers

         HMI sells micro-computer hardware, peripherals and related communication products purchased directly from manufacturers, distributors and dealers in large quantities for sale to an active customer base of more than 2,000 VARS and dealers. HMI pursues a strategy of expanding its product line and quantity of purchases to broaden its customer base and offer its customers a broader assortment. Revenues from HMI customers by geographic areas was as follows:

                                                1996                  1995
                                                ----                   ----
       United States                        $16,241,227            $12,934,688
       Europe                                 3,737,649              7,514,527
       Other                                  1,527,004              1,189,374
                                            -----------            -----------
                                            $21,505,880            $21,638,589
                                            ===========            ===========

       The decline in sales to customers in Europe is in the opinion of Management attributable to the weakness of European currency as compared to the US dollar (See Management's Discussion and Analysis of Financial Condition and Results of Operation).

       HMI's VARs and dealer customers typically do not have the resources to establish a large number of direct purchasing relationships or stock significant product inventory. Larger resellers, on the other hand, often establish direct relationships with manufacturers for their more popular products, but utilize distributors for slower moving products and for fill-in orders of fast moving products. HMI's backlog of orders is not considered material to understanding of its business. No single customer accounted for more than 5% of HMI's net sales during fiscal 1996 or 12% in 1995.

       Management believes that, although alternative sources of products are available, VARs and dealers prefer to work with only a limited number of suppliers who can provide products on a timely and competitive basis. Accordingly, management believes that well managed inventory, rapid delivery, efficient order pricing, competitive pricing and expeditious replacement or repair of defective merchandise contribute greatly to HMI's competitive position. Most of HMI's sales are done on a C.O.D. basis.

Sales and Marketing

       HMI conducts business under the name "Mac-in-Stock". Product is sold by sales representatives who rely generally on telephone and advertising communications by facsimile. Customers rely upon the Company's weekly facsimile mailings of product specials as a source for product information, including prices.

       Customers typically call their sales representative to place orders for same day or next day shipment. Assuming availability of product, an order received by 5:00 p.m. local time will generally be shipped the same day or next day from HMI's warehouse in Pompano Beach, Florida. HMI's domestic customer receives the goods by next day overnight shipment.

       HMI provides comprehensive training to its sales representative regarding technical characteristics of products and its policies and procedures. In this regard, to compliment its distribution activities, HMI provides technical assistance to its customers. HMI has used limited advertising as part of its marketing program. Marketing for the most part is handled directly by HMI sales representatives.

Competition

       HMI operates in a market characterized by intense competition. Competition within the industry is based on product availability, price, delivery and various types of support provided by the distributor to the reseller. Competitors of HMI include authorized distributors, VARS, dealers and other wholesale distributors like HMI such as Tech Data Corporation, Merisel, Inc. and Inacom. Some of HMI's competitors are larger and have greater resources than HMI.

       HMI believes that it is capable of competing with other distributors because of its ability to obtain products at the best available prices and to immediately resell such products to its established customers. By having a large and established customer base, HMI is often able to pre-sell products purchased from its various sources.

Hirel Marine and Industrial Supply

       In February 1997, a division of HMI was created for the distribution of marine engines and related products, known as Hirel Marine and Industrial Supply ("HMIS"). HMIS is based in Lakewood, New Jersey, in a warehouse/office facility of approximately 3,500 square feet. HMIS currently employs four people. Product sold by MPD was previously distributed in the Northeast United States by Mack Boring & Parts Company. Mack Boring & Parts Company announced to MPD that it no longer intended to engage in business of distributing of gasoline powered marine engines. HMIS was formed for the purpose of engaging in the distribution of engines manufactured by MPD and other components or products related thereto. Several of the employees of HMIS were previously employed by Mack Boring & Parts Company. Mack Boring & Parts Company recently initiated a lawsuit against the Company. See "Business - Legal Proceedings."

HIREL TECHNOLOGIES, INC.

General

       HTI designs, manufactures and markets fuel injection systems designed to enhance the performance of gasoline powered engines. The initial products designed and developed by HTI focus on two areas of technical innovation and market advantage. The first are fuel intake systems, which through patented devices improve efficiency, thus developing more torque and horsepower than most other OEM or aftermarket products presently available in the market.

       The second are control systems which, through patent pending advances in computerized engine management, should serve to eliminate the barriers to providing complex computerized fuel management. Through December 31, 1996, component parts of the HTI products were manufactured by third parties (including Fenco Tool & Die, Ltd., in which Vincent Montelione and Gregory S. Fenech, directors of the Company, owned an interest) on a contract basis and the products are assembled at the HTI facilities. On January 10, 1997, HTI acquired all of the assets of Fenco Tool & Die, Ltd., and a division of HTI known as Hirel Tool & Die ("HTD") was established to engage in the tool and die business. The business of HTD is described below. HTI's products are currently designed and implemented for marine use only. Marine customers use the HTI products to improve engine performance and reduce gas consumption and emissions. It is believed that ultimately automotive and other customers will use the products for the same reason.

       On January 24, 1997, the Company completed its acquisition of substantially all of the assets of Marine Power, Inc. ("MPD") effective December 31, 1996. MPD, which is operated as a division of HTI, is engaged in manufacturing and marketing engines for the marine after market and original equipment manufacturers. The business of MPD is discussed below.

       Although MPD and HTD are divisions of HTI, as used herein, the reference to HTI shall relate solely to the business of designing, manufacturing and marketing fuel injection systems, while the businesses of MPD and HTD shall be separately discussed.

       Management, which is seeking additional acquisitions for HTI, believes that the market for its products will initially be for engines used in the marine market. According to the National Marine Association, there are 16.5 million (11.1 million registered) recreational boats in the U.S., accounting for over $13 billion in retail spending for craft, engines and accessories. Of the total registered boats, about 3 million are stern drive boats powered by automotive-type gasoline engines, which type are able to use HTI's existing products.

Product Description and Overview

       The fuel injection system for a gasoline powered engine is that part of the engine where air and spark are combined with fuel to create the combustion that drives the pistons in the engine. The "throttle body" is the mechanical device that regulates the introduction of air to the fuel injection system. The air passes through the throttle body into the manifold. It is within the manifold that the air is mixed with fuel, which is introduced through the fuel rails. The contour of the manifold will affect the volume and velocity with which the air is mixed with the fuel. The volume and timing of fuel being introduced into the system is governed by fuel injectors and the electronic control module.

       In order for an engine to run on an optimum basis, the fuel injection system must properly mix the fuel and air, and the spark plugs must ignite at the proper time. Too much air relative to the volume of fuel, or too much fuel relative to the volume of air, may cause the engine to run lean or rich, as the case may be. Either situation is inefficient, both in terms of the performance of the engine and consumption of fuel. HTI's fuel intake systems have been designed with its proprietary manifold that provides with patented airflow design innovations to HTI's self-tuning computerized engine management systems. Multiport fuel injection is also known as multipoint fuel injection.

       An electronic control module, or "ECM", is the electronic device used in the fuel injection system that coordinates the proper mixture of fuel and air. An ECM can also control the introduction of spark into the fuel and air. If an ECM does not control spark, then spark must be controlled by a separate ignition system. As the driver moves the throttle forward, in a marine setting, or presses down on the gas pedal, in an automotive setting, the mixture of fuel and air and the introduction of spark must be carefully coordinated to achieve optimal performance and fuel economy. Electronic control modules currently on the market control this coordination of fuel, air and spark pursuant to factory program specifications, which are known in the industry as a "fuel map".

       HTI's patented ECM is believed to be the industry's first self-tuning fuel injection control module. With the ECM, an engine builder or an aftermarket engine service provider, can configure the engine to suit its application and let the ECM automatically provide the right fuel mixtures, at the right injection times, for the unique demands of the engine and applications. Using advanced microprocessor components and control software techniques (which techniques are the subject of a pending patent application) the ECM continuously adjusts fueling to the optimum power point for all engine speeds and loads.

       The throttle body, manifold and ECM developed by HTI are intended to improve the performance of gasoline powered engines by achieving the optimal mixture of fuel and air. Users of this system should also achieve enhanced fuel conservation. HTI's electronic control module should be particularly useful to two main groups. First, are those owners of gasoline powered engines that have either carbureted or electronic throttle engines. The use of carburetors and electronic throttle body fuel injection to mix fuel and air within the engine is less exacting than is a true multi-point fuel injection system. HTI's products are designed, at the present time, for only certain specific marine engines, to allow the customer to convert their carburetor or throttle body injected engine to a true multi-point fuel injection system.

       In addition, in the event that HTI is successful in developing its products for use in automobiles, recreational vehicles and industrial vehicles, HTI intends to market its products to users of those vehicles. HTI's products would be appropriate for users that are no longer achieving optimal engine performance and fuel efficiency because the fuel map contained within the electronic control module is no longer viable as a result of changes in the mixture of fuel and air within the fuel injection system. This would occur, for example, as a result of normal wear and tear in the engine, the introduction of alternate fuels into the engine, or extreme changes in the air pressure at which the vehicle is being operated. Because of the self programming feature of HTI's electronic control module, these changes from the assumptions made in the factory installed fuel map can be detected and appropriate compensating changes can be made (whether in the mixture of fuel and air, or the introduction of spark).

       At the present time, HTI's ECM does not control the introduction of spark, and spark is controlled by a separate ignition system, but HTI intends to seek to modify its electronic control module to regulate the timing of spark within the engine. The need to use a separate ECM control spark ignition system is not anticipated to adversely affect the sales of HTI's ECM and other related products.

       Presently complete EFI systems, which includes the manifold, throttle body and HTI's ECM together with related components produced by unrelated third parties, are being marketed in the marine aftermarket through a nationwide network of dealers. HTI also supplies manifolds, throttle bodies and fuel rails to several OEM marine customers. It is anticipated that the manifolds, throttle bodies and fuel rails will be included on the MPD engines. It should be noted that the current version of the ECM is for marine application only. Revised versions will address a variety of automotive and specialty engine markets.

EFI Products

       HTI's EFI products presently are available for marine application only and include those described below. Because HTI branded systems are designed to replace carburetor systems on new engines as well as older models, HTI throttle bodies utilize "carb-standard" dimensions which are designed to accept standard air cleaners, marine flame arrestors and forced induction (turbo or super charged) systems. In addition these systems are designed with integration capabilities with other standard aftermarket accessory components, and as such provide a highly flexible product line that meets numerous consumer requirements, as well as all industry and regulatory specifications.

       Manifold for Big-Block GM V8's. This manifold is designed to be used with large-displacement (i.e."big-block") General Motors high performance engines having from 454 to 600 cubic inches. The manifold or the complete intake system is available in the following configurations: standard deck height with 1000 cubic feet per minute ("CFM") throttle body, standard deck height with 2000 cfm throttle body, tall deck racing engine block with 1000 cfm throttle body. The manifold can have brass water passages for salt water applications.

       The fuel intake system incorporates many design features that are the subject of several patents pending and awarded. Design techniques, such as raised radius polonium floor, contoured airfoil shapes inside the manifold, and specially positioned injectors give the manifold the capability of producing superior low-RPM power while retaining high-RPM power.

       Manifold for Small-Block GM V8's. This intake manifold known as the "GenOne" is designed for smaller-displacement (i.e. "small-block") General Motors engines having from 305 to 409 cubic inches. The design has the same patented features which apply to the big-block model and is available in two versions. One model is for "early" cylinder heads that fit engines which, although new, use a configuration which is standard prior to 1987. The second version is a model for "late" cylinder head engines (meaning those produced in 1987 and thereafter). Like the big-block manifolds, these manifolds are capable of producing high power levels at low engine speeds without losing efficiency at high engine speeds.

       Enhanced Manifold for Small-Block GM V8's. This intake manifold is known as the "GenOne Plus Enhanced." Beginning in mid 1995, GM began to supply its marine, industrial and other specialty OEM customers with a newly designed small block V8 (meaning that it has 8 cylinders), capable of producing greater power than their current models in a cost package that meets market needs.

       Throttle Bodies. EFI throttle bodies are used to control air intake. HTI offers two throttle body models: (i) a 1000 cfm model for applications from 250 to 650 horsepower; and (ii) a 2000 cfm model for engines producing 650 to 1000 horsepower. Like HTI's intake manifolds, HTI's brand throttle bodies are designed to provide superior volumetric efficiency through advanced laminar air flow techniques.

Research and Development

       Management has historically devoted significant resources to research and development. The patented intake elements of HTI's products have been developed utilizing a combination of several advanced design prototyping systems and engine test systems that are advantageous to the engineers. Designs developed at HTI are brought to life using a Computer Aid Device ("CAD") environment application known as ProEngineer ("ProE"), an advanced visual design tool in mechanical engineering. Using the ProE software, the designers can render, prove and experiment in three dimensions with full capability to apply engineering calculations to the functional limits of the design at engineering workstations or computers rather that doing manual drafting.

       When the design is ready for real time testing, it can be turned into output as a conventional blueprint, color image, an instruction file for the computerized machining and manufacturing systems, or an instruction file for the state of the art "rapid prototyping" system. HTI has the in-house capability to employ the most advanced rapid prototyping system available, a three dimensional laser rendering system known as stereolithography ("SL"). Simply stated, SL technology allows the Company to down load the output from the ProE software and quickly develop a working prototype which can be bolted to the engine and tested.

       SL engineers take a three dimensional drawing from the design engineer's computer file and convert the drawing to a computer data base within the SL system. This conversion causes the file to be "sliced" into thousands of very thin cross sections. Once converted the file is then passed to the SL equipment which primarily consists of a laser aimed at the surface of a tank of resin. The file then instructs the laser to travel along the pool resin in the pattern set forth by the first cross section or slice of the three dimensional drawing, and the laser literally "draws" the pattern on the surface of the resin. The effect of the laser on the resin is that where the laser touches the resin, the resin turns into solid and where it does not touch the resin, it remains in a liquid form. When the first cross section has been drawn, the thin section of recently hardened resin is lowered just a few thousandths of an inch below the surface, after which this process is repeated layer after layer until the system "builds" the entire object in three dimensions replicating to exact detail the original design. The resulting rapidly built prototype is extremely accurate to the design, even in the smallest detail, and because of the nature of the resin is a functional part that can be tested in real applications and to endure high levels of resistance and tolerance.

       Management takes full advantage of this technology in a variety of ways. First, SL prototypes are rendered of individual elements of a product for quick real world testing of form, fit and function. The SL prototype can show, for example, how a manifold runner will fit into a given space or how the air actually flows when a runner shape is put on a conventional flow bench. These items can be ascertained within hours after rendering a new design. The SL prototypes or models are also used in actual engine testing. The partial SL or complete SL element that has been rendered into a model can be assembled on an engine and tested.

       In the case of HTI, management has chosen to perform such test on a dynamometer ("dyno"). The dyno is a laboratory piece of equipment that allows the engineers to hook up an engine to it and retrieve critical data such as horsepower, torque, fuel consumption, exhaust gas temperatures and air fuel ratios.

       When a design is complete and fully tested, the engineers can return to the ProE environment and let the system help render a new foundry pattern for casting a manifold. Since the file has the net "positive" shape of the new intake system, a simple instruction can render the "negative" shapes, those spaces around or inside the system. Because the objective is a foundry pattern, HTI engineers have "taught" or built in a method within the ProE environment that calculates that shrink factor for aluminum casting to exact measure.

       The resulting molds are believed to be far more accurate than tooling built by the most skilled pattern-maker. More important, such tooling is ready in a few weeks versus the nine to twelve months which conventional pattern making processes generally require. Each of the ProE and SL technologies as well as the dynamometer have been (as described above) important tools in the development and testing of the HTI technologies.

Customers

       HTI's sales to date have been made to the marine industry consisting of manufacturers as well as aftermarket users such as marinas and boat repair facilities for OEM resale to other customers made on open account to credit worthy customers and on a COD cash basis. In addition, MPD also sells its products to distributors for subsequent resale to dealers.

Sales and Marketing

       HTI's initial sales have been made based in large part on limited advertising and by word of mouth. HTI has in the past, and will in the future, continue attending trade shows and other marine industry expos and conventions. With the acquisition of MPD, the Company has increased its advertising in trade journals.

Competition

       HTI operates in a market characterized by intense competition. Competition within the industry is based on acceptance of and changes in technology as well as cost and availability of product. It is believed that many of HTI's competitors are larger and have greater resources than HTI. HTI believes, however, that it can effectively compete with such competitors because of its technology and continuing improvements to such technology.

Marine Power Division

       The Marine Power Division ("MPD") of HTI manufactures engines for use in a marine environment. This is generally known as "marinizing" a base engine manufactured by another, which for MPD is base engines manufactured by General Motors. MPD designs, manufactures and markets four-cycle marine engines and jet pumps. The primary sales of MPD are six cylinder and eight cylinder gasoline powered, inboard engines for the OEM and after markets. OEM customers are boat manufacturers that include engines manufactured by MPD in the sale of new boats. Aftermarket sales are primarily to regional distributors who, in turn, resell such engines to marine dealers for use as replacement engines for existing boats. Engines manufactured by MPD are distributed in the Northeast United States through Hirel Marine & Industry Supply, a division of HMI. Engines manufactured by MPD are distributed in the Southeast United States through Jerry's Marine Service of Fort Lauderdale, Inc. and Jerry's Marine Services, Inc. (collectively "JMS"). The Company entered into an agreement on July 8, 1997 to acquire all of the assets, liabilities and contracts of JMS. In addition to the manufacture and sale of inboard engines, MPD also manufactures stern drive replacement engines, which are sold under the name "ENPAC." MPD also sells engines designed to be attached to various jet drives, which engines are sold under the tradename "JETPAC." MPD also marinizes a diesel engine manufactured by General Motors; however, at the present time, such sales are limited. MPD also sells spare parts for marine engines. Such parts are primarily sold through regional distributors.

Hirel Tool & Die Division

       The Hirel Tool & Die Division ("HTD") of HTI operates a tool and die facility. HTD was formed for the purpose of providing manufacturing capability to HTI for its fuel injection products as well as design and build capability for non-related customers. HTD focuses on computer numeric control ("CNC") machining, CNC programming and stereolithography rapid prototyping.

Government Regulations

       HMI and HTI are presently not subject to federal, state and local laws, regulations or recommendations relating to its businesses. The extent of government regulations which may result from any legislation or administrative action in the future and cannot be accurately predicted.

Patents, Trademarks, Copyrights and Proprietary Rights

       HTI seeks to protect its proprietary technology by means of patents and contractual arrangements. The Company's policy is to file patent applications to protect technology, inventions and improvements that are important to the development of its business. HTI also relies upon trade secrets, know how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

       Immediately prior to its initial public offering, the Company acquired by means of an assignment from the former partners of the predecessor of HTI, all United States patent rights relating to the following technology: (1) single point fuel injection systems (patent issued on November 7, 1995), (2) air intake manifolds for fuel injected, internal combustion engines (patent issued on April 19, 1996), (3) air valves for the intake manifolds of internal combustion engines (patent issued on March 26, 1996), (4) an electronic control unit for controlling an electronic injector fuel delivery system and a method of controlling an electronic injector delivery system (application pending). There can be no assurance that the patents that are pending with the United States Patent and Trademark Officer will be issued, or that issued patents will not be challenged successfully or will commercially benefit or adequately protect the Company.

       The former partners of the predecessor of HTI, in the aggregate, will receive the following royalties on the gross revenues of four (4) devices that may be sold by HTI (i) Manifold/Throttle Body (5%), (ii) Electronic Control Module (ECM) (10%), (iii) Single Point Metering (71/2%) and (iv) Fuel Chiller (condenser) (71/2%). HTI is currently selling manifolds, throttle bodies and ECM's. Single Point Metering and the Fuel Chiller are under development and not available for sale.

       HTI relies heavily on patent rights, trade secrets, unpatented know how and nondisclosure agreements to establish and protect its proprietary rights. HTI's policy is to require all employees and consultants to sign confidentiality agreements under which they agree not to use or disclose HTI's proprietary or other confidential information. HTI's policy is also to require technical employees to enter into a non-competition agreements with HTI and agreements specifying that inventions and improvements made by an employee during the term of employment related to HTI's business become the sole property of HTI.

       Despite these precautions, it may be possible for others to independently develop the same or similar technologies, or for unauthorized third parties to obtain and use information that HTI regards as proprietary. No assurance can be given that any patents under pending patent applications or any future patent applications will be issued, or when and if issued, that such patents or issued patents currently assigned to HTI will afford patent protection of a scope which will exclude competitors or that any of HTI's patents will be held valid if challenged.

Employees

       As of July 25, 1997, the Company and its subsidiaries, HMI (including
HMIS) and HTI (including MPD and HTD), employ an aggregate of seventy (70) persons, including Vincent Montelione, all of whom are full time employees and none of whom are subject to collective bargaining agreements. Of these full time employees, four (4) are engaged in administration and finance, of the Company, ten (10) are employed by HMI (including HMIS), fifteen (15) are employed by HTI (including HTD), and forty-five (45) are employed by MPD.

       The Company believes that its combined future success will depend in large measure upon its continued ability to recruit and retain personnel. HMI and HTI have never experienced a work stoppage. The Company believes that its relationship with employees is good.

Recent Developments

       On July 8, 1997, the Company entered into an agreement to acquire all of the assets, liabilities and contracts of Jerry's Marine Service of Fort Lauderdale, Inc., a Florida corporation, and Jerry's Marine Services, Inc., a South Carolina corporation (collectively "JMS"). JMS is a distributor of marine engines and parts. In consideration for the assets of JMS, the Company will pay $8,000,000, payable $5,000,000 in cash at closing, and the remaining purchase price represented by a promissory note payable in $1,000,000 increments at 12, 24 and 36 months following closing, together with interest thereon at the prime rate plus one percent. Various liabilities of JMS will be assumed by the Company, including loans payable to the shareholders of JMS totaling approximately $750,000. The Promissory note will be secured by a security interest in the purchased assets. If the audited net asset amount exceeds $4,500,000 the purchase price will be increased by an amount of such excess, not to exceed two million ($2,000,000) dollars, which will be paid in cash. The closing date and time will be mutually agreed upon by both parties, but in all events not later than 60 days following the completion of the audit. The Company anticipates the closing to occur in the beginning of the fourth quarter of 1997. It is contemplated that the agreement will be assigned to Hirel Technologies, Inc., a wholly-owned subsidiary of the Company, prior to closing. The agreement with JMS also provides that the Company will enter into employment agreements (anticipated to be short term) with Helen Lewis, Joe Lewis, and Bobby LaBorde. The agreements are anticipated to be entered into and effective upon closing of the agreement.

       On January 24, 1997, the Company completed its acquisition of substantially all the assets of Marine Power, Inc. ("MPD") effective December 31, 1996. The Company acquired assets of $4,674,526 and assumed liabilities of $5,323,278 in exchange for 390,000 shares of the Company's Common Stock valued at $1,950,000. The acquisition will be accounted for utilizing the purchase method and the operations of MPD will be included with the Company's from December 31, 1996 onward. Goodwill of $2,638,752 (including $40,000 of legal and accounting fees charged to the acquisition) arose from the transaction which will be amortized utilizing the straight-line method over 15 years. In addition, the Company entered into agreements whereby, based on the attainment of certain earning levels, the sellers can earn registration rights on specified portions of their shares as well as up to an additional 50,000 shares of the Company's Common Stock.

       On January 10, 1997, the Company acquired the assets and assumed the liabilities of Fenco Tool and Die, Ltd., a company owned by certain stockholders of the Company. The company acquired assets of approximately $90,000 and assumed liabilities of approximately $30,000 for a $60,000 cash payment. The acquisition will be accounted for as a purchase and no goodwill will be recorded.

Description of Properties

       On September 4, 1996, the Company entered into a Sublease Agreement with Parlux Fragrances, Inc. for a 38,458 square foot office and warehouse building located at 650 S.W. 16th Terrace in Pompano Beach, Florida. Rent under the Sublease commenced on October 1, 1996 and will terminate October 31, 2000 unless earlier terminated as provided in the Sublease. The Sublease provides for payment of base rent ranging from $13,300 per month commencing November 1, 1996 to $15,063 commencing November 1, 1999. In addition to the base rent, the Company must pay operating costs of which are presently $5,512 per month.

Legal Proceedings

       The Company is currently a defendant in litigation brought by Mack Boring & Parts Company ("Mack Boring"), a party previously engaged in the distribution of engines manufactured by MPD. Mack Boring has several counts to its Complaint, filed in the Superior Court of Union County, New Jersey, including tortious interference with contractual relations with the customers of Mack Boring, tortious interference with prospective economic advantages, libel, slander, breach of contract, and breach of duty of good faith and fair dealing. The Company intends to vigorously defend this litigation. Further, Mack Boring is currently indebted to MPD for approximately $150,000 for engines previously shipped by MPD to Mack Boring. The Company intends to seek collection of this receivable in connection with the pending litigation.


                              SELLING STOCKHOLDERS

       The following table sets forth the name of each Selling Stockholder, the amount of shares of Common Stock directly or indirectly owned by the Selling Stockholders on the date hereof, the amount of Shares to be offered by the Selling Stockholders, and the amount and percentage of shares of Common Stock to be owned by the Selling Stockholders following sale of the Shares. As of the date hereof, there were outstanding 5,208,750 shares of Common Stock of the Company.


                                                                                                      Percentage of
                                                                                                          Shares
                                    Shares              Number of Shares      Shares Beneficially      Beneficially
                                 Beneficially            Being Offered            Owned After          Owned After
Name                                Owned                  For Sale             This Offering(1)     This Offering(1)
----                             ------------           ----------------      -------------------    ----------------
Liberty View Fund, L.L.C.           83,333                    83,333                   -0-                 0%
Liberty View Plus Fund             250,000                   250,000                   -0-                 0%
Paresco, Inc.................      708,333                   708,333                   -0-                 0%
                                                           ---------
TOTAL........................                              1,041,666


------------------------
(1) Assumes all of the shares being registered will be sold.


                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders. The sale of the securities registered hereby may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the NASDAQ SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The securities registered hereby may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent for the selling stockholders; (ii) ordinary brokerage transactions; (iii) transactions in which the broker solicits purchasers and (iv) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions from the selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the selling stockholders.

         The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the securities registered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any securities registered hereby purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities registered hereby may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares by the selling stockholders.

         The Company has agreed to pay all fees and expenses incident to the registration of the securities registered hereby except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.


                            DESCRIPTION OF SECURITIES

Common Stock

         The authorized capital stock of the Company consists of 24,000,000 shares of Common Stock, $.001 par value per share of which 5,208,750 shares are presently issued and outstanding as of the date hereof. There are approximately 28 holders of record as determined by an examination of the Company's stock transfer records. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

                                                        Common Stock
                                                        ------------
                                                  High                Low
                                                  ----                ---
1996
Third Quarter                                    $10.00              $5.50
Fourth Quarter                                    $7.63              $4.25

1997
First Quarter                                     $6.00              $4.38
Second Quarter                                    $5.25              $3.00
Third Quarter (through July 23, 1997)             $3.50              $2.25


Preferred Stock

         The Board of Directors has the ability to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of any such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company presently has no shares of Preferred Stock outstanding and has no present intention to issue any Preferred Stock.

Dividend Policy

         Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

Certain Provisions of the Company's Certificate of Incorporation

         Section 102 of the Delaware General Corporation Law ("DGCL") authorizes a Delaware corporation to include a provision in its Certificate of Incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them.

Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Company Certificate of Incorporation limits the personal liability of the Company directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and
(iv) any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

Delaware Anti-Takeover Law

         The Company is governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, own (or within three years, did own) 15% or more of the corporation's voting stock.

Over-The-Counter Market

         The Company's Common Stock is traded on the NASDAQ National Market System under the symbols "HIRL," respectively.

Transfer Agent

         The Transfer Agent for the Company's shares of Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida.

                                     EXPERTS

         Certain of the financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports have been audited by Moore Stephens, P.C., independent certified public accountants, whose reports thereon appear elsewhere herein and in the Registration Statement.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with this offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any circumstance in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information herein is correct at any time subsequent to the date of this Prospectus.

                                 --------------



                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION....................................................   2

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE...............................................   4

RISK FACTORS.............................................................   5

USE OF PROCEEDS..........................................................  19

THE COMPANY..............................................................  19

SELLING STOCKHOLDERS.....................................................  37

PLAN OF DISTRIBUTION.....................................................  38

DESCRIPTION OF SECURITIES................................................  39

LEGAL MATTERS............................................................  42

EXPERTS..................................................................  42

INDEMNIFICATION..........................................................  42




                                1,041,666 SHARES




                              HIREL HOLDINGS, INC.




                                   ----------
                                   PROSPECTUS
                                   ----------





                                  July 30, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Registration Fee...............................     $   946.97
         Legal fees and expenses........................     $ 5,000.00*
         Accounting fees and expenses...................       2,500.00*
         Printing expenses..............................       3,000.00*
         Miscellaneous..................................       1,053.03
                                                             ----------
         Total                                               $12,500.00
                                                             ==========
----------------
*Estimated

Item 15.          Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Company's Bylaws provide that the Company has the power to indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended maybe permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.          Exhibits.

Exhibit                              Description
-------                              -----------
1.1               Form of Underwriting Agreement (1)

1.1(a)            Revised Form of Underwriting Agreement (1)

1.3               Form of Selected Dealers Agreement (1)

1.3(a)            Revised Form of Selected Dealers Agreement (1)

3.1               Articles of Incorporation dated May 1, 1996 (1)

3.2               By-laws of Hirel Holdings, Inc. (1)

3.2(a)            Revised By-laws of Hirel Holdings, Inc. (1)

4.1               Specimen Common Stock Certificate (1)

4.2               Specimen Class A Common Stock Purchase Warrant (1)

4.2(a)            Revised Specimen Class A Common Stock Purchase Warrant (1)

4.3               Specimen Class B Common Stock Purchase Warrant (1)

4.3(a)            Revised Specimen Class B Common Stock Purchase Warrant (1)

4.4               Warrant Agreement (1)

4.4(a)            Revised Warrant Agreement (1)

4.5               Underwriter's Unit Purchase Option (1)

4.5(a)            Revised Underwriter's Unit Purchase Option (1)

5.1 Opinion of Atlas, Pearlman, Trop & Borkson, P.A. concerning legality of shares being registered pursuant to the Registration Statement (6)

10.1              Stock Option Plan (1)

10.2 Executive Employment Agreement between the Company and Vincent Montelione dated as of May 2, 1996 (1)

10.2(a) Revised Executive Employment Agreement between the Company and Vincent Montelione dated as of May 2, 1996 (1)

10.3              Share Exchange Agreement between the Company and Hirel Inc.
                  dated as of May 2, 1996 (1)

10.3(a) Addendum dated May 29, 1996 to the Share Exchange Agreement between the Company and Hirel Marketing, Inc. dated as of May 2, 1996(1)

10.4 Share Exchange Agreement between the Company and Hirel Technologies, Inc. dated as of May 2, 1996 (1)

10.4(a) Addendum dated May 29, 1996 to the Share Exchange Agreement between the Company and Hirel Technologies, Inc. dated as of May 2, 1996 (1)

10.4(b) Addendum No. 2 dated June 20, 1996 to the Share Exchange Agreement between the Company and Hirel Technologies, Inc. dated as of May 2, 1996 (1)

10.5 Sublease Agreement with Hirel Marketing, Inc. and Cutler Induction Systems, Inc. dated October 23, 1995 (1)

10.6 Sublease Agreement with Hirel Technologies, Inc. and Cutler Induction Systems, Inc. dated October 23, 1995 (1)

10.7 Ocean Bank Line of Credit Loan Agreement dated 12/26/95 due 6/26/00 re: $2,000,000 (1)

10.8 Ocean Bank Line of Credit Loan Agreement dated 7/5/95 due 6/26/00 re: $1,000,000 (1)

10.9              Technologies Assignment and Royalty Agreement dated May 2,
                  1996 (1)

10.10 Lease between Hirel Technologies, Inc. and Fenco Tool & Die, Ltd. dated April 1, 1996 (1)

10.11             Business Valuation Report by Fiske and Company dated January
                  31, 1996 (1)

10.12 Plan of Reorganization dated January 22, 1997, by and among Marine Power, Inc., a Louisiana corporation, W.E. Allbright, Jr., Hirel Technologies, Inc., a Florida corporation, and Hirel Holdings, Inc., a Delaware corporation (2)

10.13             Employment Agreement dated January 22, 1997, between W.E.
                  Allbright, Jr. and Hirel Technologies, Inc. (2)

10.14 Sublease Agreement between Parlux Fragrances, Inc. and Hirel Holdings, Inc. dated September 4, 1996. (3)

10.15 Asset Purchase Agreement between Fenco Tool & Die, Ltd. and Hirel Technologies, Inc. dated January 10, 1997. (3)

10.16 Option Agreement between Hirel Marketing, Inc. and Group 32 dated March 21, 1997. (3)

10.17 Form of 5.0% Convertible Debenture Purchase Agreement including Form of 5% Convertible Debenture and Form of Warrant to Purchase (4)

10.18             Asset Purchase Agreement by and among Hirel Holdings, Inc.;
                  Jerry's Marine Services, Inc.; Jerry's Marine Service of Fort Lauderdale, Inc.; and Helen Lewis, Joe Lewis, Bobby LaBorde and Douglas Lewis dated July 8, 1997. (5)

21                Subsidiaries of the Company (1)

23.1              Consent of Moore Stephens P.C. (formerly Mortenson &
                  Associates, P.C.)(6)

23.2              Consent of Atlas, Pearlman, Trop & Borkson, P.A.(included in
                  Exhibit 5.1)(6)

23.3              Consent of Fiske & Company (1)

-------------------
(1) Incorporated by reference from the Company's Registration Statement on Form SB-2, File No. 333-4686-A.

(2) Incorporated by reference from the Company's report on Form 8-K/A, Amendment No. 1, dated February 6, 1997.

(3) Incorporated by reference from the Company's Annual Report of Form 10-KSB for the fiscal year ended December 31, 1996.

(4) Incorporated by reference from the Company's Report on Form 8-K dated June 18, 1997 (4)

(5) Incorporated by reference from the Company's Report on Form 8-K dated July 23, 1997 (5)

(6)  Filed herewith.


Item 17. Undertakings.

         (1) The undersigned Registrant hereby undertakes:

             (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

             (b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

             (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the 28th day of July, 1997

                                   HIREL HOLDINGS, INC.


                                   By: /s/ Vincent Montelione
                                       ----------------------------------------
                                       Vincent Montelione
                                       Chairman of the Board,
                                       Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                        Date
         ---------                        -----                        ----

/s/ Vincent Montelione             Chairman of the Board,
---------------------------        (Principal Executive            July 28, 1997
Vincent Montelione                 Officer), Principal
                                   Financial and Accounting
                                   Officer


/s/ Gregory S. Fenech              Vice President of
---------------------------        Operations and
Gregory S. Fenech                  Director                       July 28, 1997


/s/ Vincent P. Fagnani, Jr.
---------------------------        Vice President of Sales
Vincent P. Fagnani, Jr.            and Marketing                  July 28, 1997

                                  EXHIBIT INDEX


5.1      Opinion of Atlas, Pearlman, Trop & Borkson P.A.

23.01    Consent of Moore Stephens P.C.

23.02    Consent of Atlas, Pearlman, Trop & Borkson, P.A.
         (Included in Exhibit 5.1)